Exhibit 99.1

Press Release

COSTCO WHOLESALE CORPORATION ANNOUNCES

NEW BOARD MEMBER

ISSAQUAH, Wash., October 29, 2015 – Costco Wholesale Corporation (“Costco” or the “Company”) (NASDAQ: COST) today announced the election to its Board of Directors of John W. Stanton, Chairman of Trilogy International Partners, Inc., and Trilogy Equity Partners. Mr. Stanton founded and served as Chairman and Chief Executive Officer of Western Wireless Corporation, a wireless telecommunications company, from 1992 until shortly after its acquisition by ALLTEL Corporation in 2005. He was Chairman and a director of T-Mobile USA, formerly VoiceStream Wireless Corporation, a mobile telecommunications company, from 1994 to 2004, and was Chief Executive Officer from 1998 to 2003. Mr. Stanton was a director of Clearwire Corporation from 2008 to 2013 and Chairman between 2011 and 2013.

Jeff Brotman, Chairman of the Board, stated: “We are very pleased to welcome John as a new member of our Board. He is widely recognized as a pioneer and leader in the wireless telecommunications industry. He brings substantial experience as a seasoned entrepreneur and chief executive and as a board member of prominent companies.”

Costco currently operates 690 warehouses, including 482 in the United States and Puerto Rico, 90 in Canada, 36 in Mexico, 27 in the United Kingdom, 23 in Japan, 12 in Korea, 11 in Taiwan, seven in Australia and two in Spain. The Company plans to open up to an additional 9 new warehouses before the end of calendar year 2015. Costco also operates electronic commerce web sites in the U.S., Canada, the United Kingdom and Mexico.

CONTACTS:	Costco Wholesale Corporation Richard Galanti, 425/313-8203 Bob Nelson, 425/313-8255 Jeff Elliott, 425/313-8264 David Sherwood, 425/313-8239